UNITED STATES	OMB APPROVAL
SECURITIES AND EXCHANGE COMMISSION	OMB Number: 3235-00595
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Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.         )

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Avaya Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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211 Mt. Airy Road
Basking Ridge, New Jersey 07920

NOTICE OF THE
2006 ANNUAL MEETING OF SHAREHOLDERS

December 21, 2005

To our Shareholders:

The Annual Meeting of Shareholders of Avaya Inc., a Delaware corporation, will be held on Friday, February 10, 2006 at 10:30 A.M., Eastern Standard Time, on the campus of the University of Miami, at the Storer Auditorium, located at 5250 University Drive, Coral Gables, Florida 33146 for the following purposes:

(1)	to elect two nominees to Class 2 of our Board of Directors for a three-year term;

(2)	to consider and act upon a proposal for the ratification of the selection made by our Audit Committee appointing PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending September 30, 2006; and

(3)	to transact such other business as may properly come before the meeting and all adjournments or postponements thereof.

The record date for the determination of the shareholders entitled to vote at the meeting is fixed as of the close of business on December 16, 2005.

A list of shareholders entitled to vote at the Annual Meeting will be open to examination by any shareholder, for any purpose germane to the meeting, at the location of the Annual Meeting on February 10, 2006 and during ordinary business hours for ten days prior to the meeting at 211 Mt. Airy Road, Basking Ridge, New Jersey 07920.

Please note that only shareholders and their proxies are invited to attend the Annual Meeting. If you plan to attend, please check the box provided on the accompanying proxy card or, if you vote over the Internet or by telephone, follow the instructions provided to indicate that you plan to attend. Whether or not you plan to attend, we urge you to complete, sign and return the enclosed proxy card or to vote over the Internet or by telephone so that your shares will be represented and voted at the Annual Meeting.

By Order of the Board of Directors

Pamela F. Craven
Secretary

YOUR VOTE IS IMPORTANT.
WE URGE SHAREHOLDERS TO MARK, SIGN AND RETURN
PROMPTLY THE ACCOMPANYING PROXY CARD
OR TO VOTE OVER THE INTERNET OR BY TELEPHONE.

211 Mt. Airy Road
Basking Ridge, New Jersey 07920

PROXY STATEMENT FOR THE 2006 ANNUAL MEETING OF SHAREHOLDERS

About the Annual Meeting

Why have I received these materials?

The accompanying proxy, being mailed and made available electronically to shareholders on or about December 21, 2005, is solicited by the Board of Directors of Avaya Inc. (referred to throughout this Proxy Statement as “Avaya,” “the Company,” “we” or “our”) in connection with our Annual Meeting of Shareholders that will take place on Friday, February 10, 2006. You are cordially invited to attend the Annual Meeting and are requested to vote on the proposals described in this Proxy Statement.

Who is entitled to vote at the Annual Meeting?

Holders of common stock (“Common Stock”) of Avaya as of the close of business on December 16, 2005 will be entitled to vote at the Annual Meeting. On October 3, 2005, there were 471,115,334 shares of Common Stock outstanding, each of which is entitled to one vote with respect to each matter to be voted on at the Annual Meeting.

How do I vote my shares at the Annual Meeting?

If you are a “record” shareholder of Common Stock (that is, if you hold Common Stock in your own name in Avaya’s stock records maintained by our transfer agent, The Bank of New York), you may complete and sign the accompanying proxy card and return it to Avaya or deliver it in person. In addition, you may vote through the Internet or by using a toll-free telephone number by following the instructions included with your proxy card. Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible. The Internet and telephone voting facilities for shareholders of record will close at 11:59 P.M. Eastern Standard Time on February 9, 2006.

“Street name” shareholders of Common Stock (that is, shareholders who hold Common Stock through a broker or other nominee) who wish to vote at the Annual Meeting will need to obtain a proxy form from the institution that holds their shares and to follow the voting instructions on that form.

If you are a participant in the Avaya Savings Plan or the Avaya Savings Plan for Salaried Employees or hold Common Stock in an Avaya Employee Stock Purchase Plan account, you will receive one proxy card for all shares that you own through those savings plans and in your Employee Stock Purchase Plan account. That proxy card will serve as a voting instruction card for the trustees or administrators of those plans where all accounts are registered in the same name. If you own shares through the savings plans or in an Employee Stock Purchase Plan account and do not vote, the savings plan trustees will vote your plan shares in the same proportion as shares for which instructions were received under each savings plan, and shares held in an Employee Stock Purchase Plan account will be voted in accordance with normal brokerage industry practices.

Can I change my vote after I return my proxy card or after I vote electronically or by telephone?

Yes. After you have submitted a proxy, you may change your vote at any time before the proxy is exercised by submitting a notice of revocation or a proxy bearing a later date. You may change your vote by: (i) submitting a new proxy card prior to the date of the Annual Meeting, (ii) voting again prior to the time at which the Internet and telephone voting facilities close by following the procedures applicable to those methods of voting, or (iii) attending the Annual Meeting in person and submitting a properly completed ballot. In each event, the later submitted vote will be recorded and the earlier vote revoked.

What constitutes a quorum for purposes of the Annual Meeting?

The presence at the Annual Meeting in person or by proxy of the holders of a majority of the voting power of all outstanding shares of Common Stock entitled to vote shall constitute a quorum for the transaction of business. Proxies marked as abstaining (including proxies containing broker non-votes) on any matter to be acted upon by shareholders will be treated as present at the meeting for purposes of determining a quorum but will not be counted as votes cast on such matters.

What vote is required to approve each item?

The election of Directors at the Annual Meeting requires the affirmative vote of a plurality of the votes cast at the Annual Meeting by shares represented in person or by proxy and entitled to vote for the election of Directors.

Each other item to be voted upon at the Annual Meeting requires the affirmative vote of a majority of the shares represented in person or by proxy and entitled to vote on the matter for approval.

A properly executed proxy marked “ABSTAIN” with respect to any matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention on any matter will have the effect of a negative vote on that matter. If you hold your shares in “street name” through a broker or other nominee, shares represented by “broker non-votes” will be counted in determining whether there is a quorum but will not be counted as votes cast on any matter.

We have engaged ADP Investor Communication Services, 51 Mercedes Way, Edgewood, New York 11717 to act as Inspector of Elections and oversee the voting results.

What information do I need to attend the Annual Meeting?

You will need an admission ticket to attend the Annual Meeting. If you are a record shareholder who received a paper copy of this Proxy Statement, an admission ticket is included with the mailing and is attached to the proxy card. If you are a street name shareholder or if you have received your proxy materials electronically, you can obtain an admission ticket in advance by sending a written request, along with proof of ownership, such as a bank or brokerage account statement or a statement indicating your holdings in an Avaya savings plan or Employee Stock Purchase Plan account, to our transfer agent, The Bank of New York, at Avaya Shareholder Services, P.O. Box 11033, New York, New York 10286-1033. If you arrive at the Annual Meeting without an admission ticket, we will admit you only if we are able to verify that you are an actual Avaya shareholder.

How does the Board recommend that I vote?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors. The Board’s recommendation is set forth together with the description of each item in this Proxy Statement. In summary, the Board recommends a vote:

•	FOR the Directors’ Proposal No. 1 to elect the nominated Directors, as set forth on page II-5 of this Proxy Statement; and

•	FOR the Directors’ Proposal No. 2 for the ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending September 30, 2006, as set forth on page II-7 of this Proxy Statement.

At the date this Proxy Statement went to press, the Board of Directors had no knowledge of any business other than that described in this Proxy Statement that would be presented for consideration at the Annual Meeting, except that the Company has received notice that a shareholder may wish to present a proposal at the Annual Meeting to request, among other things, an evaluation of Avaya’s executive compensation policies, and a report to shareholders by the Compensation Committee to determine whether existing policies create an undue incentive to export jobs, restructure operations or make other strategic decisions that may boost short-term earnings, but have adverse consequences in the long run. If the proposal is properly brought before the Annual Meeting, or any adjournment or postponement thereof, it is intended that the proxy holders will use their discretionary authority to vote against such proposal. If any other business should properly come before the Annual Meeting, or any adjournment thereof, the proxy holders will vote on such matters as recommended by the Board or, if no recommendation is given, in their own discretion in the best interests of Avaya.

Who will bear the expense of soliciting proxies?

Avaya will bear the cost of soliciting proxies in the form enclosed. In addition to the solicitation by mail, proxies may be solicited personally or by telephone, facsimile or electronic transmission by our employees and by a third-party proxy solicitation company. We have engaged Georgeson Shareholder Communications, Inc., 17 State Street, New York, New York 10004, to assist in solicitation of proxies at an estimated fee of $12,000 plus disbursements. We may reimburse brokers holding Common Stock in their names or in the names of their nominees for their expenses in sending proxy materials to the beneficial owners of the Common Stock.

What if multiple shareholders share the same address?

In accordance with notices previously sent to eligible record shareholders who share a single address, we are sending only one annual report and proxy statement to that address unless we received instructions to the contrary from any record shareholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, upon written or oral request, we will deliver promptly a separate copy of the annual report and proxy statement to a record shareholder who has been householded. Such requests can be made by contacting our transfer agent, The Bank of New York, at 1-866-22-AVAYA (or 1-866-222-8292) or by writing to The Bank of New York at Avaya Shareholder Services, P.O. Box 11033, New York, New York 10286-1033. If you are a record shareholder and would like for your proxy materials to be householded, you can contact our transfer agent at the number and address in the preceding sentence and request information on how to participate in householding for future annual meetings. In addition, if you are a record shareholder who no longer wishes to participate in householding, you can use the above-referenced telephone number and address to notify Avaya that you wish to receive a separate annual report and proxy statement for future annual meetings.

If you are a street name shareholder and own your shares through a broker or other nominee, you can request to participate in householding, or alternatively can request separate copies of the annual report and proxy statement, by contacting your broker or nominee.

Is there any information that I should know about future annual meetings?

Shareholder Proposals

Any shareholder who intends to present a proposal at the 2007 Annual Meeting of Shareholders (the “2007 Annual Meeting”) must send the proposal via standard mail, overnight delivery or other courier service, to the Office of the Corporate Secretary at 211 Mt. Airy Road, Basking Ridge, New Jersey 07920 such that it is received:

•	not later than August 23, 2006, if the proposal is submitted for inclusion in our proxy materials for that meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934; or

•	on or after November 27, 2006, and on or before December 27, 2006, if the proposal is submitted pursuant to Avaya’s by-laws, in which case we are not required to include the proposal in our proxy materials.

Electronic Access to Proxy Materials and Annual Reports

This Proxy Statement and Avaya’s 2005 Annual Report are being made available on Avaya’s Investor Relations website at http://investors.avaya.com. All shareholders (record and street name) can save Avaya the cost of producing and mailing these documents by visiting Avaya’s Investor Relations website and following the instructions on how to sign up for electronic delivery of shareholder materials. In addition, if you are a record shareholder who is voting by telephone or over the Internet, you may choose this option by following the instructions provided. Moreover, if you are a street name shareholder, you may refer to the information provided by the institution that holds your shares and follow that institution’s instructions on how to elect to view future proxy statements and annual reports over the Internet.

Where can I find more information about Avaya?

Avaya maintains a corporate website at www.avaya.com, and shareholders can find additional information about the Company through the Investor Relations website, located at http://investors.avaya.com. Visitors to the Investor Relations website can view and print copies of the Company’s Securities and Exchange Commission (“SEC”) filings, including Forms 10-K, 10-Q and 8-K, as soon as reasonably practicable after those filings are made with the SEC. Copies of the charters for each of the Audit Committee, the Compensation Committee, the Finance Committee, the Governance Committee, and the Strategy Committee, Avaya’s Corporate Governance Guidelines and Avaya’s Code of Conduct, are all available through the Investor Relations website. Alternatively, shareholders may obtain, without charge, copies of all of these documents by writing to Investor Relations at the Company’s headquarters. Please note that the information contained on Avaya’s websites is not incorporated by reference in, or considered to be a part of, this document.

I. PROPOSALS

PROPOSAL 1

Directors’ Proposal to Elect Directors

Our Board of Directors consists of three classes, Class 1, Class 2 and Class 3, with each class serving for a full three-year term. Mr. Bond and Mr. Zarrella are each Class 2 Directors who are nominees for reelection at the Annual Meeting. If elected, they will serve until our 2009 annual meeting. The Class 3 Directors will be considered for reelection at our 2007 annual meeting. The Class 1 Directors will be considered for reelection at our 2008 annual meeting. Directors will be elected by the affirmative vote of a plurality of the votes cast at the Annual Meeting by shares represented in person or by proxy and that are entitled to vote for the election of Directors.

Daniel C. Stanzione, a Class 2 Director whose term expires at the Annual Meeting, informed the Company on December 15, 2005 that, for personal reasons, he has decided not to stand for reelection at the Annual Meeting. Dr. Stanzione, a Director of Avaya since September 2000, is President Emeritus of Bell Laboratories, where he began his career in 1972. Dr. Stanzione retired from Lucent Technologies Inc. in 2000, where for part of his tenure he served as Chief Operating Officer and President of Bell Laboratories. Dr. Stanzione is currently a Director of Quest Diagnostics, Incorporated and InterNAP Network Services Corporation.

Information with Respect to Nominees and Continuing Directors

The following table sets forth information as to persons who serve as our Directors.

Name	Age	Position	Term Expires
Donald K. Peterson	56	Chairman and Chief Executive Officer	2007
Bruce R. Bond	59	Director	2006
Joseph P. Landy	44	Director	2007
Mark Leslie	59	Director	2007
Philip A. Odeen	70	Director	2008
Hellene S. Runtagh	57	Director	2008
Paula Stern	60	Director	2008
Anthony P. Terracciano	67	Director	2007
Richard F. Wallman	54	Director	2008
Ronald L. Zarrella	56	Director	2006

Nominees for Reelection at this Annual Meeting (Class 2)

Bruce R. Bond has been a Director of Avaya since February 2003. Mr. Bond is a retired executive with over 20 years of experience in the telecommunications industry. From 1998 to 2000, Mr. Bond served as Chairman and Chief Executive Officer of PictureTel Corporation. Mr. Bond serves as a Trustee of Black Rock Investments.

Ronald L. Zarrella has been a Director of Avaya since February 2002. Since November 2001, Mr. Zarrella has been Chairman and Chief Executive Officer of Bausch & Lomb Incorporated. Prior to that,

he spent seven years with General Motors Corporation where, from 1998 through 2001, he was Executive Vice President and President of General Motors North America.

Directors with Terms Expiring in 2007 (Class 3)

Joseph P. Landy has been a Director of Avaya since January 2003. Mr. Landy has been a managing member of Warburg Pincus LLC since October 2002 and has been co-president of Warburg Pincus LLC since April 2002. From September 2000 to April 2002, Mr. Landy served as an executive managing director of Warburg Pincus LLC. Mr. Landy has been with Warburg Pincus LLC since 1985. Mr. Landy was nominated for election to our Board by the Warburg Pincus Entities in connection with the transactions described under “Corporate Governance and Related Matters—Certain Relationships and Related Party Transactions.” Mr. Landy is also a Director of Neustar, Inc.

Mark Leslie has been a Director of Avaya since July 2001. Since 2000, Mr. Leslie has been the Managing Director of Leslie Ventures, a private investment company. He is also an adjunct professor at Stanford Graduate School of Business and Stanford University—Graduate Engineering. Mr. Leslie was Chairman of the Board of Veritas Software Corporation (“Veritas”) from April 1997 until December 2001, and he was President and founding Chief Executive Officer of Veritas from 1990 to 2000. Mr. Leslie is also a director of Network Appliance, Inc. and a number of private high-technology companies.

Donald K. Peterson has been the Chairman of our Board of Directors since January 2002 and our President and Chief Executive Officer and a Director of Avaya since September 2000. In addition, Mr. Peterson served as the Vice Chairman of our Board of Directors from November 2, 2000 to January 2002. Mr. Peterson was previously the Executive Vice President and Chief Executive Officer of Lucent Technologies Inc.’s (“Lucent”) Enterprise Networks Group from March 1, 2000 until September 30, 2000. Mr. Peterson also serves as a Trustee of the Teachers Insurance and Annuity Association (TIAA).

Anthony P. Terracciano has been a Director of Avaya since February 2003. Mr. Terracciano served on the board of directors of American Water Works Company Inc. from 1997, and held the position of Vice Chairman from 1998, until its acquisition by Thames Water in January 2003. From July 2000 to January 2002, he was chairman of Dime Bancorp, and he previously held executive positions with First Union Corporation, First Fidelity Bancorporation, Mellon Bank Corp. and Chase Manhattan Bank. Mr. Terracciano previously served as a Director of Avaya as a nominee of the Warburg Pincus Entities, but he resigned as a Director effective December 19, 2002 in connection with transactions discussed under “Corporate Governance and Related Matters—Certain Relationships and Related Party Transactions.” On the Board’s own motion, Mr. Terracciano was subsequently re-elected to the Board in February 2003 with no affiliation to the Warburg Pincus Entities. Mr. Terracciano is also a Director of IKON Office Solutions, Inc. and Knoll, Inc.

Directors with Terms Expiring in 2008 (Class 1)

Philip A. Odeen has been a Director of Avaya since October 2002. Mr. Odeen has been Chief Executive Officer of QinetiQ North America, a subsidiary of UK-based QinetiQ Holdings Limited, a provider of defense technology and security solutions, since September 2005. Mr. Odeen has been the non-executive Chairman of The Reynolds and Reynolds Company (“Reynolds and Reynolds”) since July 2004 and was previously the acting Chief Executive Officer from July 2004 to January 2005. Mr. Odeen served as Chairman of TRW, Inc. (“TRW”) from February 2002 until its acquisition by Northrop Grumman Corporation (“Northrop Grumman”) in December 2002. Mr. Odeen was Executive Vice President of Washington Operations of TRW from 2000 to 2002. In addition to serving on the board of Reynolds and Reynolds, Mr. Odeen is also a Director of The AES Corporation, Convergys Corporation, and Northrop Grumman.

Hellene S. Runtagh has been a Director of Avaya since February 2003. Ms. Runtagh served as President and Chief Executive Officer of the Berwind Group (“Berwind”) from 2001 to 2002. Prior to joining Berwind, Ms. Runtagh was Executive Vice President of Universal Studios from 1999 to 2001. Ms. Runtagh is also a Director of Covad Communications Group, Inc. and Lincoln Electric Holdings, Inc.

Paula Stern has been a Director of Avaya since December 2002. Dr. Stern has been Chairwoman of The Stern Group, Inc., a Washington, D.C. based economic analysis and international business and trade advisory firm, since 1988. Dr. Stern has held several high-level government positions dealing with international trade and foreign policy, including commissioner and chairwoman of the U.S. International Trade Commission. Dr. Stern is also a Director of Avon Products, Inc. and Hasbro Inc.

Richard F. Wallman has been a Director of Avaya since December 2003. Mr. Wallman served as Senior Vice President and Chief Financial Officer of Honeywell International Inc. (and its predecessor AlliedSignal Inc.) from 1995 to July 2003. Mr. Wallman is also a Director of Ariba, Inc., ExpressJet Holdings, Inc., Hayes Lemmerz International, Inc. and Lear Corporation.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE
FOR THE ELECTION OF MR. BOND, DR. STANZIONE AND MR. ZARRELLA.

PROPOSAL 2

Directors’ Proposal for the Ratification of the Selection of Independent Auditors

The Board of Directors is asking shareholders to consider and act upon a proposal for the ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent auditor for the fiscal year ending September 30, 2006. PwC was our independent auditor for the fiscal year ended September 30, 2005 and has audited our consolidated financial statements since we became a publicly traded company in September 2000. For additional information regarding services provided to the Company by PwC, please see “Corporate Governance and Related Matters—Audit Committee Information.” PwC is a registered public accounting firm.

Although current law, rules and regulations, as well as the Charter of the Audit Committee, require Avaya’s independent auditor to be engaged and supervised by the Audit Committee, the Board is submitting the selection of PwC for ratification by shareholders as a matter of good corporate practice. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection of the external auditor and may conclude that it is in the best interests of Avaya to retain PwC for the current fiscal year. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent auditor at any time during the year if the Audit Committee determines that such a change would be in the best interest of Avaya and its shareholders.

Representatives of PwC are expected to be present at the meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that those representatives will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE
FOR THE PROPOSAL RATIFYING THE SELECTION OF PWC
AS THE COMPANY’S INDEPENDENT AUDITORS FOR FISCAL 2006.

II. CORPORATE GOVERNANCE AND RELATED MATTERS

CORPORATE GOVERNANCE GUIDELINES

The Board of Directors has adopted the Avaya Inc. Corporate Governance Guidelines (the “Guidelines”), which provide a framework for Avaya’s corporate governance initiatives and cover topics including, but not limited to, Board and committee composition, Director compensation, and Director tenure. The Governance Committee of the Board of Directors is responsible for overseeing and reviewing the Guidelines and reporting and recommending to the Board any changes to the Guidelines.

The Guidelines provide that a majority of the members of the Board must meet the criteria for independence as required by applicable law and New York Stock Exchange (“NYSE”) listing standards. No Director qualifies as independent unless the Board determines that the Director has no direct or indirect material relationship with the Company. Along those lines, our Board has determined that, with the exception of Mr. Peterson, all of our Directors are independent. In making that determination, the Board applied the following standards, in addition to any other relevant facts and circumstances:

•	A Director who is an employee, or whose immediate family member is an executive officer of the Company, is not independent until three years after the end of such employment relationship.

•	A Director who receives, or whose immediate family member receives, more than $100,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), generally is not independent until three years after he or she ceases to receive more than $100,000 per year in such compensation.

•	A Director (i) who is, or whose immediate family member is, a current partner of a firm that is the company’s internal or external auditor; (ii) who is a current employee of such a firm; (iii) or who has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (iv) who was, or whose immediate family member was, within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the company’s audit within that time, is not independent.

•	A Director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of the Company’s present executives serves on that company’s compensation committee is not independent until three years after the end of such service or the employment relationship.

•	A Director who is an executive officer or an employee, or whose immediate family member is an executive officer, of another company that makes payments to, or receives payment from the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues, in each case is not independent until three years after falling below such threshold.

•	A Director who is, or whose immediate family member is, an officer, director or trustee of a not-for-profit organization that received contributions from the Company during the organization’s most recent fiscal year equal to or greater than the lesser of $50,000 and one percent of the organization’s total annual donations is not independent.

CODE OF CONDUCT

Avaya has adopted a worldwide Code of Conduct, entitled Operating with Integrity, that is designed to help Directors and employees resolve ethical issues in an increasingly complex global business environment. The Code of Conduct applies to all Directors and employees, including the Chief Executive Officer, the Chief Financial Officer, the Corporate Controller and any other employee with any responsibility for the preparation and filing of documents with the SEC. The Code of Conduct covers a variety of topics, including those required by the SEC and the NYSE. Topics covered include, but are not limited to, conflicts of interest, confidentiality of information, and compliance with laws and regulations. Directors and employees of the Company receive periodic training on Avaya’s Code of Conduct. The Code of Conduct is available at Avaya’s Investor Relations website located at http://investors.avaya.com. Avaya may post amendments to or waivers of the provisions of the Code of Conduct made with respect to any of our Directors and executive officers on that website. During fiscal 2005, no amendments to or waivers of the provisions of the Code of Conduct were made with respect to any of our Directors or executive officers.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

On October 2, 2000, the Company sold to Warburg Pincus Equity Partners, L.P. and certain affiliated investment funds (the “Warburg Pincus Entities”) four million shares of the Company’s Series B convertible participating preferred stock and warrants to purchase Common Stock for an aggregate purchase price of $400 million. In the October 2000 transaction, the Warburg Pincus Entities also obtained the right to nominate a Director to Avaya’s Board of Directors.

In March 2002, the Company and the Warburg Pincus Entities completed a series of transactions pursuant to which the Warburg Pincus Entities (i) converted all four million shares of the Series B preferred stock into Common Stock based on a reduced conversion price (ii) exercised some of their warrants and (iii) purchased additional shares of common stock in a private offering. Following the transactions described above, the Warburg Pincus entities owned 53,000,000 shares of Avaya Common Stock and continued to hold warrants to purchase additional shares of our Common Stock. The Warburg Pincus Entities retained the right to nominate a Director to Avaya’s Board of Directors, as long as that Director was independent of the Warburg Pincus Entities and was reasonably acceptable to our Board of Directors. In April 2002, the Warburg Pincus Entities exercised that contractual right and, accordingly, Mr. Terracciano was appointed to Avaya’s Board of Directors as their nominee.

On December 23, 2002, Avaya and the Warburg Pincus Entities commenced an exchange offer to purchase approximately 70%, of our then outstanding Liquid Yield Option Notes (“LYONsTM”) due 2021 (the “Exchange Offer”) (LYONsTM is a trademark of Merrill Lynch & Co., Inc.). In consideration of the Warburg Pincus Entities’ participation in the Exchange Offer, (i) we reduced the per share exercise price of certain warrants held by them, (ii) the Warburg Pincus Entities exercised for cash a portion of those warrants to purchase an aggregate of 5,581,101 shares of Common Stock and (iii) the Warburg Pincus Entities agreed to convert all LYONs acquired by them into an aggregate of 1,588,548 shares of our Common Stock.

Mr. Terracciano resigned from the Board of Directors effective December 19, 2002, prior to the decision of the Board of Directors to proceed with the Exchange Offer. Mr. Terracciano may be entitled to indemnification by affiliates of the Warburg Pincus Entities against certain liabilities that he might have incurred as a result of serving as a Director of Avaya prior to that resignation. Under the agreement we entered into with the Warburg Pincus Entities in connection with the Exchange Offer, the Warburg Pincus Entities retained the right to nominate one individual for election to our Board of Directors as long as the Warburg Pincus Entities maintain beneficial ownership of a certain number of shares of our Common Stock, and that individual may be affiliated with the Warburg Pincus Entities. In January 2003, the Warburg Pincus Entities nominated Mr. Landy.

In February 2003, the Board of Directors, on its own motion and independent of his prior nomination by the Warburg Pincus Entities, appointed Mr. Terracciano as a Director. Mr. Terracciano has no affiliation with the Warburg Pincus Entities.

In October 2003, the Warburg Pincus Entities disposed of 25,000,000 shares of our Common Stock, according to an amendment to Schedule 13D filed with the SEC on October 23, 2003.

On October 2, 2004, 1,143,564 warrants held by the Warburg Pincus Entities expired pursuant to their terms.

In August and September 2005, the Warburg Pincus Entities distributed to their partners an aggregate of 24,999,998 shares of our Common Stock, according to two amendments to Schedule 13D filed with the SEC on August 4, 2005 and September 2, 2005, respectively.

On October 2, 2005, 5,379,732 warrants held by the Warburg Pincus Entities expired pursuant to their terms.

In addition, in October 2005, the Warburg Pincus Entities (i) exercised the remaining warrants held by them, resulting in their acquisition of 5,236,861 shares of our Common Stock and (ii) advised the Company that they had distributed to their partners an aggregate of 15,299,993 shares of our Common Stock.

As a result of the foregoing, as of November 1, 2005, the total number of shares of our Common Stock beneficially owned by the Warburg Pincus Entities was 156,529 shares, which represented approximately 0.056% of our Common Stock outstanding on that date.

As previously reported, in 2004, Gyrographic Communications, Inc. (“Gyro”) was selected to provide certain services regarding marketing events and demand generation activities related to the launch of various Avaya products. Garry McGuire, Jr., the President of Gyro USA, a division of Gyro, is the son of Garry K. McGuire, Avaya’s Chief Financial Officer. The Company continued to obtain services from Gyro for similar events and activities during 2005. In June 2005, Daniel Peterson, the son of Avaya’s Chairman and Chief

Executive Officer, Donald K. Peterson, became employed by Gyro. During fiscal 2005 and fiscal 2004, the Company paid Gyro $4.6 million and $1.3 million, respectively, for its services. The terms, including pricing, on which the Company did business with Gyro during fiscal years 2004 and 2005 were comparable overall with those on which the Company obtained similar services from other vendors.

During a portion of fiscal 2005, Mr. Peterson served on the board of directors of Reynolds and Reynolds. During fiscal 2005, Reynolds and Reynolds was invoiced approximately $510,000 by the Company for maintenance of certain equipment and software under service agreements and for the continuation of other communications-related services for that company’s facilities. Mr. Odeen, who is Chairman of Avaya’s Compensation Committee and Chairman of Reynolds and Reynolds, served as the Interim Chief Executive Officer of Reynolds and Reynolds from July 2004 through January 2005. Mr. Odeen no longer holds that interim position, and Mr. Peterson no longer serves as a director of Reynolds and Reynolds.

BOARD OF DIRECTORS’ MEETINGS, COMMITTEES AND FEES

Our Board of Directors held a total of 12 meetings during the fiscal year ended September 30, 2005. During fiscal 2005 all of our Directors attended 75% or more of the meetings of the Board and meetings of committees of the Board on which they served. As a general matter, Board members are expected to attend Avaya’s annual meetings. At Avaya’s 2005 annual meeting, all members of the Board and nominees for election to the Board were present.

The standing committees of the Board of Directors are the Audit Committee, the Compensation Committee, the Finance Committee, the Governance Committee, which, in addition to its other functions, acts as a nominating committee, and the Strategy Committee. The chart below identifies the members of each of these committees, along with the number of meetings held by each committee during fiscal 2005:

	Audit		Compensation		Finance		Governance		Strategy
Number of Meetings	12		6		5		4		4
Name of Director:
Donald K. Peterson					X	*			X	*
Bruce R. Bond	X				X		X
Joseph P. Landy			X		X				X
Mark Leslie			X				X		X
Philip A. Odeen †			X	*
Hellene S. Runtagh	X						X		X
Daniel C. Stanzione	X						X	*	X
Paula Stern	X						X
Anthony P. Terracciano	X				X		X
Richard F. Wallman	X	*	X		X
Ronald L. Zarrella			X						X

X = Committee Member; * = Chairperson; † = Lead Director

Standing Committees

Audit Committee

The Audit Committee Charter requires that the Audit Committee be comprised of at least three members, all of whom are non-employee Directors and at least one of whom is an “audit committee financial expert,” as defined by the SEC. All members of the Audit Committee meet the independence requirements of the NYSE. The Board has determined that Messrs. Terracciano and Wallman are audit committee financial experts. In addition, although Mr. Wallman currently serves on the audit committee of more than three public companies, the Board has determined that his simultaneous service on those other companies’ audit committees does not impair his ability to effectively serve as a member of Avaya’s Audit Committee. The Board based its decision in part upon the Governance Committee’s assessment of Mr. Wallman as highly effective in carrying out his role as chairman of the Audit Committee.

The Audit Committee has sole and direct authority to engage, appoint, evaluate, compensate and replace the independent auditors and it reviews and approves in advance all audit, audit-related and non-audit services performed by the independent auditors (to the extent those services are permitted by the Securities Exchange Act of 1934, as amended). The Audit Committee meets with our management regularly to consider the adequacy of our internal controls and financial reporting process and the reliability of our financial reports to the public. This committee also meets with the independent auditors and with our own appropriate financial personnel and internal auditors regarding these matters. Both the independent auditors and the internal auditors regularly meet privately with this committee and have unrestricted access to this committee. The Audit Committee examines the independence and performance of our internal auditors and our independent auditors. In addition, among its other responsibilities, the Audit Committee reviews our critical accounting policies, our annual and quarterly reports on Forms 10-K and 10-Q and our earnings releases before they are published. See “—Audit Committee Information—Report of Audit Committee” for more information.

Compensation Committee

The Compensation Committee Charter requires that the committee be comprised of at least three members, all of whom are non-employee Directors. All members of the Compensation Committee meet the independence requirements of the NYSE. The Compensation Committee provides oversight and guidance in the development of compensation and benefit programs for all employees of the Company and administers management incentive compensation plans. The Compensation Committee reviews the individual goals and objectives of, and evaluates the performance of, the Chief Executive Officer (CEO), and it sets the CEO’s compensation based on that evaluation. The Compensation Committee also establishes the compensation of officers and reviews the compensation of Directors. The Compensation Committee is responsible for reviewing and approving separation packages and severance benefits for the CEO and the CEO’s direct reports. To assist it in performing its duties, the Compensation Committee has sole authority to retain, at the Company’s expense, and terminate any compensation consultant. See “Executive Compensation and Other Information—Report on Executive Compensation” for more information.

Finance Committee

The Finance Committee Charter states that any Director may be a member of the Finance Committee. The Finance Committee’s primary duties and responsibilities are to assist the Board with respect to Avaya’s financial condition and capital structure and other significant financial matters. Among other things, the Finance Committee discusses with management, and advises and makes recommendations to the Board where appropriate with respect to, Avaya’s cash position and capital structure and the issuance, reservation, purchase, reclassification, listing or other changes in Avaya’s capital stock and other securities. In addition, the Finance Committee reviews the investment policies and practices of the Company.

Governance Committee

The Governance Committee Charter requires that the Governance Committee be comprised of at least three members, all of whom are non-employee Directors. All members of the Governance Committee meet the independence requirements of the NYSE.

The Governance Committee makes recommendations to our Board of Directors from time to time as to matters of corporate governance. Among other things, the committee monitors significant developments in the regulation and practice of corporate governance, it reviews the Company’s governance structure, it evaluates and administers the Company’s Corporate Governance Guidelines, and it reviews the duties and responsibilities of each Director and leads the Board in its annual performance evaluation.

The Governance Committee also is responsible for recommending to our full Board of Directors nominees for election as Directors. To fulfill this role, the Governance Committee reviews the composition of the full Board to determine the qualifications and areas of expertise needed to further enhance the composition of the Board and works with management in attracting candidates with those qualifications. Among other things, when assessing a candidate’s qualifications, the Governance Committee considers: the number of other boards on which the candidate serves, including public and private company boards as well as not-for-profit boards; other business and professional commitments of the candidate; the need of the Board for Directors having certain skills and experience; and the diversity, in the broadest sense, of the Directors then comprising the Board. In addition, Directors are expected to be able to exercise their best business judgment when acting on behalf of the Company and its shareholders while relying on the honesty and integrity of the Company’s senior management and its outside advisors and auditors. Moreover, Directors are expected to act ethically at all times and adhere to the applicable provisions of Avaya’s Code of Conduct, Operating with Integrity. The Governance Committee considers all of these qualities when determining whether or not to recommend a candidate for Director. The Governance Committee also utilizes the services of a search firm to help identify candidates for Director who meet the qualifications outlined above.

The Governance Committee also considers qualified candidates for Director suggested by our shareholders. Shareholders may suggest qualified candidates for Director by writing to our Corporate Secretary at 211 Mt. Airy Road, Basking Ridge, New Jersey 07920. Submissions that are received that meet the criteria outlined in the immediately preceding paragraph are forwarded to the Chairman of the Governance Committee for further review and consideration.

Strategy Committee

The Strategy Committee Charter states that any Director may be a member of the Strategy Committee. The Strategy Committee’s primary duties and responsibilities are to assist Avaya’s Board of Directors with respect to the development and implementation of Avaya’s strategic plans. Among other things, the Strategy Committee discusses with management, and where appropriate advises and make recommendations to the Board about, matters such as corporate development and growth initiatives including, but not limited to, acquisitions, equity investments, joint ventures, and strategic alliances.

Executive Sessions

Our non-management Directors meet regularly in executive sessions without management. “Non-management” Directors are all those who are not Company officers and include Directors, if any, who are not “independent” by virtue of the existence of a material relationship with the Company. Except for Mr. Peterson, all of Avaya’s Directors are non-management Directors. Executive Sessions are led by the “Lead Director.” An executive session is held in conjunction with each regularly scheduled Board meeting and other sessions may be called by the Lead Director in his or her own discretion or at the request of the Board. Mr. Odeen has been designated as the Lead Director and has served in that capacity since February 2003.

Director Education

Avaya is committed to ensuring that its Directors remain informed regarding corporate governance initiatives and developing best practices. Along those lines, Avaya reimburses its Directors for the costs of seminars and training classes related to their service as members of Avaya’s Board of Directors.

Contacting the Board of Directors

Any shareholder who desires to contact Avaya’s Lead Director or the other members of the Board of Directors may do so electronically by sending an email to the following address: bdofdirectors@avaya.com. Alternatively, a shareholder may contact the Lead Director or the other members of the Board by writing to: Board of Directors, Avaya Inc., 211 Mt. Airy Road, Room 3C429, Basking Ridge, New Jersey 07920. Communications received electronically or in writing are distributed to the Lead Director or the other members of the Board as appropriate depending on the facts and circumstances outlined in the communication received. For example, communications regarding accounting, internal accounting controls and auditing matters will be forwarded to the Chairman of the Audit Committee for review.

How are Directors compensated?

Upon becoming a member of Avaya’s Board, each new Director receives an inaugural grant of restricted stock units having a total value on the date of grant of $50,000. The restricted stock units are placed in that Director’s deferred share account under the Company’s Deferred Compensation Plan, and, assuming they have vested, the underlying shares are distributed to that Director upon retirement from the Board.

For fiscal 2005, all non-management Directors received an annual retainer of $100,000. The chair of the Audit Committee receives an additional annual retainer of $20,000. The chair of each other committee (other than Mr. Peterson) receives an additional annual retainer of $10,000. Directors do not receive separate meeting fees. The retainers are paid on March 1 of the respective fiscal year.

Non-employee Directors received the following compensation with respect to fiscal 2005:

Name	Amount	Name	Amount
Bruce R. Bond	$100,000	Daniel C. Stanzione	$110,000
Joseph P. Landy	$100,000	Paula Stern	$100,000
Mark Leslie	$100,000	Anthony P. Terracciano	$100,000
Philip A. Odeen	$110,000	Richard F. Wallman	$120,000
Hellene S. Runtagh	$100,000	Ronald L. Zarrella	$100,000

Directors are required to elect to receive at least 50% of their retainers in our Common Stock, to be received either at the time of payment of their retainers or to be placed in their deferred share accounts under the Company’s Deferred Compensation Plan. Any remaining amounts may be paid in cash, but in no event is the cash paid permitted to exceed 50% of the annual retainer. Directors can elect to defer all or a portion of their cash retainers under our Deferred Compensation Plan. The interest rate on cash deferrals is determined by the Board. The Board has determined that the interest rate to be applied at the end of each fiscal quarter to each deferred cash account is 120% of the average 10-year U.S. Treasury note rate for the previous calendar quarter.

We also provide non-employee Directors with travel accident insurance when traveling in connection with Avaya-related business. We do not provide a retirement plan or other perquisites for our Directors. Directors have an opportunity to participate in the Avaya Product Program for Directors, in which certain Avaya products (specifically, an Avaya IP Office system for one location with up to 20 telephones) and associated maintenance services are provided at no charge; however, the equipment and the related maintenance is taxable as income to any Director that chooses to participate, and the Company provides a gross-up for the resulting taxes. The cost of providing the products and the installation services for each Director who participates in the Product Program is estimated to be between $3,000 and $5,000, with maintenance services ranging from between $300 and $600 each year, depending upon the systems installed. During fiscal 2005, Mr. Leslie and Dr. Stanzione elected to participate in the Avaya Product Program.

AUDIT COMMITTEE INFORMATION

The following “Report of Audit Committee” does not constitute soliciting material and shall not be deemed filed or incorporated by reference by any general statement incorporating this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that Avaya specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Report of Audit Committee

The Audit Committee acts under a written charter adopted and approved by the Board of Directors. The Audit Committee oversees Avaya’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.

In this context, the Audit Committee has met and held discussions with management and the independent auditors. Management represented to the Audit Committee that Avaya’s consolidated financial statements were prepared in accordance with generally accepted accounting principles and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Audit Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

In addition, the Audit Committee has discussed with the independent auditors the auditors’ independence from Avaya and its management, including the matters in the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board approved, that the audited financial statements be included in Avaya’s Annual Report on Form 10-K for the year ended September 30, 2005 for filing with the SEC.

Audit Committee
Richard F. Wallman (Chairman)
Bruce R. Bond      Hellene S. Runtagh     Daniel C. Stanzione     Paula Stern     Anthony P. Terracciano

Independent Auditor Information

Fees for services provided to Avaya by PricewaterhouseCoopers LLP

The following table presents fees for professional audit services rendered by our independent auditors, PwC, during each of fiscal 2005 and fiscal 2004 and fees billed for other services rendered by PwC during those periods. Additional information regarding the nature of the services performed is provided below the table.

Audit and Non-Audit Fees
(Dollars in Thousands)

	Year Ended September 30,
	2005	% of total fees	2004	% of total fees
Audit Fees(1)	$7,613	87.7	$3,733	40.9
Audit-related Fees(2)	581	6.6	4,979	54.6
Tax Fees(3)	489	5.7	395	4.5
All Other Fees(4)	—	—	—	—
Total	$8,683	100.0	$9,107	100.0

(1)	Audit Fees
The aggregate fees billed to Avaya by PwC for fiscal 2005 totaled approximately $7.6 million for the following services (including in some circumstances, related out-of-pocket expenses): professional services rendered in connection with the audit of Avaya’s financial statements incorporated by reference in Avaya’s Annual Report on Form 10-K for fiscal 2005, the review of Avaya’s financial statements included in Avaya’s Quarterly Reports on Form 10-Q during fiscal 2005, the 2005 audit of effectiveness of internal control over financial reporting with the objective of obtaining reasonable assurance as to whether effective internal control over financial reporting was maintained in all material respects, the attestation of management’s report on the effectiveness of internal control over financial reporting, and services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements and for audits of Avaya’s non-U.S. operations, including Tenovis Germany GmbH (later renamed Avaya Germany GmbH) and Spectel Plc. The aggregate fees billed to Avaya by PwC for fiscal 2004 totaled approximately $3.7 million for the following services (including in some circumstances, related out-of-pocket expenses): professional services rendered in connection with the audit of Avaya’s financial statements incorporated by reference in Avaya’s Annual Report on Form 10-K for fiscal 2004, the review of Avaya’s financial statements included in Avaya’s Quarterly Reports on Form 10-Q during fiscal 2004 and statutory audits of Avaya’s non-U.S. operations.

(2)	Audit-Related Fees
The aggregate fees billed to Avaya by PwC for assurance and related services that are reasonably related to the performance of the audit and review of Avaya’s financial statements that are not already reported in the paragraph immediately above totaled approximately $581,000 and $5.0 million for fiscal 2005 and fiscal 2004, respectively. In 2005, these services included benefit plan audits and non-U.S. audit-related services. In 2004, fees under this category included audit work relating to the acquisition of substantially all of the assets of Expanets, Inc., due diligence relating to the acquisition of Tenovis Germany GmbH (later renamed Avaya Germany GmbH), due diligence relating to the acquisition of a majority ownership interest in Tata Telecom Ltd. (later renamed Avaya GlobalConnect Ltd.), continuing carve-out audit work relating to the sale of our Connectivity Solutions group, benefit plan audits, other U.S. and non-U.S. audit-related services, and out-of-pocket expenses in connection with certain of the foregoing items.

(3)	Tax Fees
The aggregate fees billed to Avaya by PwC for professional services rendered by PwC for tax compliance, tax advice and tax planning totaled approximately $489,000 and $395,000 for fiscal 2005 and fiscal 2004, respectively. These services included U.S. and non-U.S. tax advisory and tax compliance services.

(4)	All Other Fees There were no other fees billed to Avaya by PwC for products and services provided by PwC other than as set forth above for fiscal 2005 or fiscal 2004.

Engagement of the Independent Auditors

The Audit Committee has the sole and direct authority to engage, appoint and replace our independent auditors. In addition, every engagement of PwC to perform audit or non-audit services on behalf of the Company or any of its subsidiaries requires pre-approval from the Audit Committee before PwC is engaged to provide those services. As a result, for fiscal 2005, the Audit Committee approved all services performed by PwC on behalf of the Company and its subsidiaries.

Independent Auditor Selection for Fiscal 2006

PwC has been selected by the Audit Committee to serve as Avaya’s independent auditors for the fiscal year ended September 30, 2006. We are presenting a proposal to our shareholders for the ratification of the selection of PwC as our independent auditors for the fiscal year ending September 30, 2006. Representatives of PwC are expected to be present at the Annual Meeting to make a statement, if they desire to do so, and to respond to appropriate questions from shareholders. See “Proposal 2—Directors’ Proposal for the Ratification of the Selection of Independent Auditors.”

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires certain of our executive officers, our Directors and persons who own more than 10% of a registered class of Avaya’s equity securities to file initial reports of ownership and changes in ownership with the SEC and the NYSE. These executive officers, Directors and shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to us and written representations from the applicable executive officers and our Directors, all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis for the fiscal year ended September 30, 2005.

III. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Set forth in the following table is the beneficial ownership of Common Stock as of October 3, 2005 (or such other date as provided below) for our Directors, the executive officers listed in the Summary Compensation Table, Directors and executive officers as a group and each person or entity known by us to beneficially own more than five percent of the outstanding shares of our Common Stock.

Name	Our Common Stock Beneficially Owned		Percent of Outstanding Shares Beneficially Owned
Dodge & Cox	58,254,748	(1)	12.4%
555 California Street, 40th Floor
San Francisco, California 94104
Donald K. Peterson	6,572,890	(2)(3)(4)(7)	1.4%
Garry K. McGuire	1,654,183	(2)	*
Michael C. Thurk	973,518	(2)	*
Louis J. D’Ambrosio	891,000	(2)	*
Francis M. Scricco	815,000	(2)	*
Bruce R. Bond	53,462	(3)	*
Joseph P. Landy	77,204	(3)(5)	*
Mark Leslie	107,986	(2)(6)	*
Philip A. Odeen	130,168	(2)(3)	*
Hellene S. Runtagh	55,462	(3)	*
Daniel C. Stanzione	129,863	(2)(3)	*
Paula Stern	54,767	(2)(3)(8)	*
Anthony P. Terracciano	151,897	(2)(3)	*
Richard F. Wallman	18,282	(3)	*
Ronald L. Zarrella	68,503	(2)(3)	*
Directors and executive officers as a group, including those named above (19 Persons)	14,991,552	(2)(3)(4)(5)	3.2%

*	Indicates less than 1%.

(1)	Represents number of shares held as of September 30, 2005, according to a Form 13F filed by Dodge & Cox with the SEC on November 14, 2005. According to the Form 13F, Dodge & Cox has (i) sole voting power as to 55,084,748 shares of our Common Stock and shared voting power as to 524,600 shares of our Common Stock and (ii) sole dispositive power as to 58,254,748 shares of our Common Stock.

(2)	Includes beneficial ownership of the following numbers of shares that may be acquired within 60 days of October 3, 2005 pursuant to stock options awarded under Avaya stock plans:

• Donald K. Peterson	5,362,716	• Philip A. Odeen	87,719
• Garry K. McGuire	1,605,000	• Daniel C. Stanzione	45,716
• Michael C. Thurk	866,389	• Paula Stern	24,351
• Louis J. D’Ambrosio	729,167	• Anthony P. Terracciano	70,422
• Francis M. Scricco	815,000	• Ronald L. Zarrella	28,169
• Mark Leslie	56,786	• Directors and executive officers as a group	12,683,609

(3)	Includes ownership of the following numbers of shares of Common Stock, including shares of Common Stock underlying restricted stock units that have vested or could vest within 60 days of October 3, 2005, for which receipt has been deferred under the Avaya Inc. Deferred Compensation Plan such that the shares would not be received within 60 days of October 3, 2005.

• Donald K. Peterson	842,934	• Paula Stern	26,844
• Bruce R. Bond	24,570	• Anthony P. Terracciano	2,978
• Joseph P. Landy	19,417	• Richard F. Wallman	10,278
• Philip A. Odeen	33,449	• Ronald L. Zarrella	40,334
• Hellene S. Runtagh	24,570	• Directors and executive
• Daniel C. Stanzione	61,312	officers as a group	1,169,934

(4)	Includes beneficial ownership of the following numbers of shares of Common Stock underlying restricted stock units that may be acquired within 60 days of October 3, 2005:

• Donald K. Peterson	358,280 (a)
• Directors and executive officers as a group	438,280 (a)

(a)	Mr. Peterson has elected to defer receipt of 358,280 shares of Common Stock underlying these restricted stock units until his employment with the Company terminates.

(5)	Mr. Landy is a managing member and co-president of Warburg Pincus LLC, and he is the representative designated to Avaya’s Board by the Warburg Pincus Entities pursuant to the transactions described under “Corporate Governance and Related Matters—Certain Relationships and Related Party Transactions.”

In addition to 77,204 shares held in his capacity as a Director of Avaya, Mr. Landy may be deemed to have an indirect pecuniary interest in an indeterminate portion of the shares of Common Stock held by the Warburg Pincus Entities (the “Warburg Pincus Shares”).

As of October 3, including the Warburg Pincus Shares, the number of shares beneficially owned by Mr. Landy and by Avaya’s Directors and executive officers as a group was 17,652,689 and 32,567,037, respectively and the percentage of outstanding shares beneficially owned by Mr. Landy and by Avaya’s directors and executive officers as a group was 3.7% and 6.9%, respectively. However, assuming that the consummation of the transactions on October 26, 2005 with the Warburg Pincus Entities identified under “Corporate Governance and Related Matters—Certain Relationships and Related Party Transactions” had occurred by that date, the number of shares beneficially owned by Mr. Landy and by Avaya’s Directors and executive officers as a group would have been 233,733 and 15,148,081, respectively and the percentage of outstanding shares beneficially owned by Mr. Landy and by Avaya’s Directors and executive officers as a group would have been less than 1% and 3.2%, respectively. Mr. Landy disclaims beneficial ownership of the Warburg Pincus Shares, except to the extent of his indirect pecuniary interest therein.

(6)	Includes 51,200 shares owned by family trusts, family partnerships and a foundation in which Mr. Leslie disclaims any beneficial ownership, except to the extent of his pecuniary interests therein.

(7)	Prior to Avaya’s spin-off from Lucent Technologies Inc. (“Lucent”), Mr. Peterson held shares of Lucent common stock in a deferred account. Following the spin-off, those shares were converted into 8,960 shares of Avaya Common Stock, and those shares, which are reflected in the total amount indicated, continue to be held in a deferred account for Mr. Peterson’s benefit.

(8)	Includes 18 shares owned by trusts in which Dr. Stern disclaims any beneficial ownership, except to the extent of her pecuniary interests therein.

IV. EXECUTIVE COMPENSATION AND OTHER INFORMATION

Information under the headings “Report on Executive Compensation” and “Performance Graph” does not constitute soliciting material and shall not be deemed incorporated by reference by any general statement incorporating this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that Avaya specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

REPORT ON EXECUTIVE COMPENSATION

General

The Compensation Committee of the Board of Directors (the “Committee”) is comprised solely of Non-employee Directors that meet the independence requirements of the NYSE and qualify as “outside directors” under Section 162(m) of the Internal Revenue Code (the “Code”).

The Committee has sole authority to retain, at the Company’s expense, and terminate any compensation consultant. Along those lines, during fiscal 2005 the Committee utilized the services of Frederic W. Cook & Co., Inc. to assist it in performing its duties. The Company retained a separate advisor on compensation matters, Mercer Human Resource Consulting LLC.

The Compensation Committee held 6 meetings in fiscal 2005.

Compensation Philosophy

Avaya’s general compensation philosophy is that total cash compensation should vary with Avaya’s performance in achieving financial and non-financial objectives, and that any long-term incentive compensation should be closely aligned with the interests of shareholders. The Committee believes that offering a competitive total rewards package centered on a pay-for-performance philosophy helps achieve its objective of creating value for its shareholders.

Avaya’s market-based pay platform, which defines market pay relative to specific jobs, emphasizes the commitment to provide employees with a pay opportunity that is externally competitive and recognizes individual contributions. It aims to provide Avaya with an increased ability to attract and retain top talent and make more educated pay decisions.

Avaya benchmarks total direct compensation (base salary, annual cash bonus, and equity awards) against a relevant peer group of companies (the “Peer Group”). The Committee periodically assesses the relevancy of the companies within the Peer Group and makes changes where appropriate. For fiscal 2005, the Peer Group was comprised of the following companies: Affiliated Computer Services, Inc., Bearing Point, Inc., Computer Associates International, Inc., Cox Communications, Inc., DST Systems, Inc., EMC Corporation, Fiserv, Inc., IKON Office Solutions, Inc., Intuit Inc., Level 3 Communications, Inc., NCR Corporation, Nortel Networks Corporation, Pitney Bowes Inc., Symantec Corporation, Veritas Software Corporation (prior to its merger with Symantec Corporation) and Unisys Corporation. In relation to the Peer Group, Avaya was at the median in terms of revenues and between the 25th percentile and median in terms of market capitalization. In addition to benchmarking against the Peer Group, the Committee evaluates executive compensation by reviewing national surveys that cover a broader group of companies.

Base salaries are intended to be competitive relative to similar positions at companies of comparable size in our business, providing the ability for Avaya to pay base salaries to help attract and retain employees with a broad, proven track record of performance. The cash bonus plan is designed to provide a competitive cash payment opportunity based on individual results and behavior and overall Avaya financial performance. The opportunity for a more significant award increases when both Avaya and the employee achieve higher levels of performance. Our long-term incentive plan is generally made available to selected individuals in the form of stock options and restricted stock units, providing an additional opportunity to accumulate Common Stock and wealth related to that ownership. For fiscal 2005, grants of performance-vesting restricted stock units reinforced our philosophy that compensation should also be used to promote the Company’s long-term performance goals. In addition, Avaya provides to its executive officers certain other benefits that are in line with market practice.

Avaya is mindful of the need to remain flexible and react to specific business needs as they arise. As a result, Avaya continues to monitor its compensation philosophy and practices and make changes as appropriate to better position the Company for the future.

Compensation Programs

The following summarizes Avaya’s compensation programs for executive officers, including the CEO and the other named executive officers:

Base Salaries

Base salaries are reviewed annually. Consideration of salary adjustments, if any, is based on competitive market data collected regarding the Peer Group and individual performance. The Committee reviews and approves all executive officer salary adjustments as recommended by the CEO. The Committee reviews the performance of the CEO and establishes his base salary.

Based on competitive market data, salaries during fiscal 2005 for the CEO and his senior management team generally were at or slightly above the median of the Peer Group. As a result, in fiscal 2005, base salaries for the CEO and the other named executive officers remained unchanged. Mr. Peterson’s base salary for fiscal 2006 remains at $940,000, which has been his base salary since 2002.

Bonus Plan

The Company’s cash bonus program is administered through the Avaya Inc. Short Term Incentive Plan (“STIP”). The STIP provides an opportunity for eligible employees, including the CEO and other executive officers, to receive cash bonuses based on the combination of corporate performance and individual performance.

At the beginning of each fiscal year, the Committee establishes corporate targets that must be achieved before bonuses will be considered under the STIP. In the event that corporate performance equals or exceeds those targets, cash bonuses may be paid to eligible employees at the end of that fiscal year under the STIP. For fiscal 2005, the Committee determined that corporate performance would be measured against operating income, cash flow and revenue growth with a weighting of 50%, 25% and 25% assigned to each of those components, respectively. The extent to which the Company achieves these targets is referred to as the “Avaya Performance Factor.”

The assessment of an executive officer’s individual performance includes consideration of that executive officer’s leadership qualities and achievement of stated objectives. Award targets for executive officers are set based upon both the work required to be performed and competitive market data. The annual target award for Mr. Peterson’s bonus is set at 125% of his base salary. The annual target award for each of the other executive officers of the Company, including the named executive officers, is 85% of their respective base salaries.

An individual employee’s award under the STIP is determined by multiplying the Avaya Performance Factor by the employee’s STIP target percentage (based on job level) and by a factor below, at, or greater than 100% that reflects the employee’s individual performance. For fiscal 2005, the Avaya Performance Factor was zero, so that the Company paid no cash bonuses under the STIP to any employees, including the CEO and the Company’s named executive officers. The Committee did establish a pool of funds from which one-time special “spot” cash awards were made to certain management employees of the Company, including certain executive officers, for fiscal 2005. Approximately 3,500 salaried employees received these “spot” awards based on individual performance, however, neither the CEO nor any of the other named executive officers received those awards.

Equity-Based Program

Avaya’s equity-based awards consist principally of stock options and restricted stock unit awards. These equity-based awards are designed to align management interests with those of shareholders. Stock option awards provide executive officers with upside opportunity for improving Avaya’s stock price. Restricted stock unit awards are granted to enhance the retention value for our executive officers. In fiscal 2005, equity-based awards were made from the Avaya Inc. 2004 Long Term Incentive Plan.

The Committee structures the size of awards by balancing the interests of shareholders, in terms of the impact of dilution, with the need to provide attractive and competitive stock plans. The Committee bases individual grants of equity-based awards on various factors, including competitive market data, demonstrated sustained performance and each executive officer’s ability to contribute to Avaya’s future success. The Company’s ability to retain key talent also is considered.

All stock options awarded to executive officers in fiscal 2005 have a term of seven years and were scheduled to vest in equal installments on the first, second, and third anniversaries of the grant date. However, the Board of Directors determined to accelerate the vesting schedule of all stock options that were outstanding on July 26, 2005 and had an exercise price equal to or greater than $13.00. As a result of the Board’s action, approximately 10.1 million stock options became fully vested, of which 21% were attributable to the CEO and the Company’s other executive officers. This action was taken to minimize the impact of Statement of Financial Accounting Standards 123(R) (“SFAS 123(R)”) on future expense. Aside from the acceleration of the vesting date, the terms and conditions of the stock option award agreements governing the underlying stock option grants remain unchanged.

In fiscal 2005, all restricted stock units awarded to our executive officers are performance-vesting with a one-year earnings per share (“EPS”) target for fiscal 2007. The percentage of restricted stock units that may vest will vary depending upon the actual EPS calculated for fiscal 2007, subject to a minimum target below which no restricted stock units will vest. If a cumulative three-year EPS target for fiscal 2005, 2006 and 2007 is not achieved, then all of these restricted stock units will be forfeited and cancelled. See “—Value of Total Compensation for Fiscal 2005” below along with “—Summary Compensation Table,” “Equity Compensation Plan Information as of September 30, 2005—note (5)” and “—Option Grants in Fiscal 2005.”

Certain Other Benefits

To remain competitive in the market for a high caliber management team, Avaya provides its executive officers, including the CEO, with certain fringe benefits, including financial counseling services, a car allowance, reimbursement for home security systems, certain temporary housing expenses, and limited use of the corporate aircraft and automobiles for personal reasons. The Committee periodically reviews fringe benefits made available to the Company’s executive officers, including the CEO, to ensure that they are in line with market practice. For additional information regarding fringe benefits made available to the Company’s executive officers, including the CEO, during fiscal 2005, please see “—Summary Compensation Table.”

Retirement Benefit Information

Certain of our executive officers are eligible to receive benefits under a non-contributory pension plan, known as the Avaya Inc. Pension Plan for Salaried Employees (“APPSE”). Pension amounts based on the pension plan formula, which exceed the applicable Code limitations with respect to qualified pension plans, are paid under a non-contributory unfunded supplemental pension plan.

In September 2003, Avaya announced that, effective December 31, 2003, pension benefit accruals provided under the APPSE would be frozen. When Avaya froze pension benefit accruals under the APPSE, it made corresponding changes to freeze accruals under the non-qualified supplemental pension plan. No new employees hired after December 31, 2003 participate in the APPSE or the supplemental pension plan.

In connection with the changes made to the APPSE and the non-qualified supplemental pension plan, Avaya enhanced the qualified savings plan (the Avaya Inc. Savings Plan for Salaried Employees, or “ASPSE”) and created the Avaya Inc. Savings Restoration Plan (“ASRP”). The ASRP is an unfunded non-qualified deferred compensation plan designed to restore contribution opportunities lost under the ASPSE as a result of Code limits. The ASRP provides that executives will be able to defer compensation and receive Company allocations that cannot be made or received under the ASPSE due to limitations imposed by the Code.

For more information regarding these plans, including the estimated annual frozen pension benefits payable upon retirement for each of the executive officers listed in the Summary Compensation Table, please see “—Pension Plans.”

Avaya Inc. Deferred Compensation Plan

The Avaya Inc. Deferred Compensation Plan is an unfunded, deferred compensation plan maintained primarily for our executive officers, including the CEO, and for members of the Board of Directors who are not employees of the Company. The purpose of the plan is to provide a means by which eligible employees and non-employee Directors may defer the receipt of certain forms of compensation while at the same time giving the Company the present use of the compensation so deferred. As administered, the plan permits our executives to defer the receipt of shares of Common Stock underlying vested restricted stock units. Deferrals of cash compensation by executive officers is not permitted and no cash dividends are accrued with respect to deferred shares. As of October 3, 2005, of the executive officers listed in the Summary Compensation Table, only Mr. Peterson has elected to defer the receipt of shares of Common Stock underlying vested restricted stock units. Please see “Security Ownership of Certain Beneficial Owners and Management” for more information.

Review of Compensation

CEO Compensation

Under the Committee’s Charter, the Committee is responsible for reviewing the CEO’s individual goals and objectives, evaluating the CEO’s performance, and setting CEO compensation based on this evaluation and the Avaya Performance Factor discussed above. The Committee and the full Board review the CEO’s performance two times each fiscal year, at six month intervals and the Committee makes decisions with the concurrence of the Board regarding his compensation at the end of each fiscal year. The Committee uses specified criteria to help assess the performance of the Chairman and CEO in addition to the financial results of the Company and performance against his annual objectives. Among other things, the Committee evaluates his ability: to act as a role model for ethics and integrity; to give serious attention to succession planning; to challenge the organization to exceed expected outcomes and results; makes decisive and timely decisions and makes long-term decisions that create competitive advantage; and to be effective overall as a leader.

Following an evaluation of the CEO’s performance, the Committee reviews the CEO’s total compensation package, including base salary, short term incentive awards, long term incentive awards, benefits, and perquisites. The components of Mr. Peterson’s compensation for fiscal 2005 are identified below under “—Value of Total Compensation for Fiscal 2005” and in more detail under “—Summary Compensation Table.” In addition, for information regarding certain pension benefits for which Mr. Peterson is eligible, please see “—Pension Plans.”

The Board of Directors actively participates in the process of assessing the CEO’s performance and in setting his compensation based on that assessment. Throughout the assessment, the Chairman of the Committee leads the Board in its discussion of the CEO’s performance and the various elements of his compensation.

Other Employees

The Committee is responsible for reviewing the individual performance of the officers reporting directly to the CEO. The performance of those officers is reviewed two times each fiscal year, at six month intervals. In addition, the Committee is responsible for approving compensation and benefit programs for individuals holding positions classified as Vice President or higher. Moreover, the Committee is responsible for providing oversight and guidance in the development of compensation and benefit programs for all employees of the Company, including recommendations to the Board of Directors with respect to incentive compensation and equity-based plans.

Value of Total Compensation for Fiscal 2005

Set forth below is a summary of the dollar values of the total annual compensation provided, granted to or received by each of the named executive officers during the fiscal year ended September 30, 2005:

	Cash Compensation ($)			Potential Value of Fiscal 2005 Long-term Compensation Awards ($)
	Salary Earned in Fiscal 2005	Bonus Earned for Fiscal 2005	Other (1)	Restricted Stock Units (2)	Stock Option Grants (3)	Value of Total Compensation for Fiscal 2005 ($)
Donald K. Peterson	940,000	—	299,737	2,058,000	2,521,750	5,819,487
Garry K. McGuire	470,000	—	126,599	686,000	828,575	2,111,174
Michael C. Thurk	475,000	—	107,707	686,000	828,575	2,097,282
Louis J. D’Ambrosio	475,000	—	69,986	686,000	828,575	2,059,561
Francis M. Scricco	475,000	—	186,306	686,000	828,575	2,175,881

(1)	The “Other” column is the total of the amounts shown in the “Other Annual Compensation” and “All Other Compensation” columns of the Summary Compensation Table.

(2)	Amounts shown are from the Restricted Stock Award(s) column of the Summary Compensation Table. These restricted stock units are performance-vesting with a one-year earnings per share (“EPS”) target for fiscal 2007. The percentage of restricted stock units that may vest will vary depending upon the actual EPS calculated for fiscal 2007, subject to a minimum target below which no restricted stock units will vest. If a cumulative three-year EPS target for fiscal 2005, 2006 and 2007 is not achieved, then all of these restricted stock units will be forfeited and cancelled.

(3)	Amounts shown are based upon the option grants identified under “—Option Grants in Fiscal 2005.” For fiscal 2005, the Company applied the recognition and measurement principles of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”) and related interpretations in accounting for such stock compensation, and amounts indicated were calculated using the Black-Scholes model for disclosure purposes only, as the Company was not required to recognize expense for these stock options. In December 2004, the Financial Accounting Standards Board issued SFAS 123(R), which requires the Company to recognize compensation expense for stock options and discounts under employee stock purchase plans granted to employees based on the estimated fair value of the equity instrument at the time of grant. The requirements of SFAS 123(R) became effective for the Company beginning in the first quarter of fiscal 2006. Beginning October 1, 2005, upon the adoption of SFAS 123(R), the Company began using a binomial model in calculating estimated fair value of stock options.

As the Company has frozen the accrued benefit under its qualified and non-qualified pension plans, the above table does not reflect any increase in pension benefits that may accrue to the eligible named executive officers. However, included within the “Other” column are Company contributions to the qualified ASPSE and allocations to accounts under the ASRP. For a description of their pension benefits and the ASRP, please see “—Pension Plans” below. The table above also does not reflect any compensation income resulting from changes in valuation of previous stock option grants or other equity-based compensation. Moreover, the actual value ultimately realized by the named executives under the equity-based compensation awards set forth above will vary based on, among other things, Avaya’s operating performance and fluctuations in the Common Stock price. The table above also does not include severance or change-in-control benefits, which are discussed in more detail under “Employment Contracts, Termination of Employment and Change in Control Arrangements.”

Tax Deductibility of Compensation

The Code imposes a limitation on the deduction for certain executive officers’ compensation unless certain requirements are met. Avaya strives to have all compensation fully deductible; however, Avaya has paid in the past and reserves the right to pay in the future compensation that is not deductible if it is in the best interest of Avaya. The Compensation Committee and Avaya have carefully considered the impact of these tax laws and have taken certain actions intended to preserve Avaya’s tax deduction with respect to any affected compensation. Aside from grants of time-vested restricted stocks units, all elements of executive officer compensation are expected to be fully deductible (except that, with respect to Mr. Peterson, time-vested restricted stock units that have been deferred until after his employment with the Company terminates also is expected to be fully deductible).

Conclusion

The Committee feels confident that, with the assistance of compensation consultants and through benchmarking, the Company’s salary, bonus and equity-based programs help enable the Company to effectively attract, retain and motivate a high caliber management team. In addition, the Committee believes that, by thoroughly reviewing all elements of compensation, including benefits and perquisites awarded to executive officers, including the CEO, the Committee has fostered a competitive total rewards package designed to promote Avaya’s pay-for-performance philosophy. Based on that review, the Committee believes that the total mix of compensation provided to the Company’s executive officers, including the CEO, is appropriate.

Compensation Committee
Philip A. Odeen (Chairman)
Joseph P. Landy      Mark Leslie     Richard F. Wallman     Ronald L. Zarrella

PERFORMANCE GRAPH
COMPARISON OF CUMULATIVE TOTAL RETURN*
AMONG AVAYA INC., THE S&P 500 INFORMATION TECHNOLOGY INDEX
AND THE S&P 500 INDEX

	9/30/00	3/31/01	9/30/01	3/31/02	9/30/02	3/31/03	9/30/03	3/31/04	9/30/04	3/31/05	9/30/05
Avaya Inc.	$100.00	$56.68	$43.16	$32.17	$6.23	$8.89	$47.52	$69.23	$60.77	$50.92	$44.90
S&P 500 Information Technology Index	$100.00	$49.37	$36.64	$45.71	$25.27	$30.78	$40.31	$44.35	$41.10	$43.24	$46.63
S&P 500 Index	$100.00	$81.25	$73.38	$81.44	$58.35	$61.28	$72.58	$82.80	$82.65	$88.34	$92.78

*	Assumes that the value of the investment in our Common Stock and each index was $100 on September 30, 2000 and that all dividends were reinvested. Historical stock performance during this period may not be indicative of future stock performance.

EQUITY COMPENSATION PLAN INFORMATION AS OF SEPTEMBER 30, 2005

The Company maintains the Avaya Inc. 2004 Long Term Incentive Plan, pursuant to which it may grant equity awards to eligible persons. That plan provides that any repricing of Stock Options is subject to the approval of the Company’s shareholders. In addition, the Company maintains the Avaya Inc. 2003 Employee Stock Purchase Plan.

The following table gives information about equity awards under the Company’s above-mentioned plans as of September 30, 2005.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by shareholders(1)(2)	42,408,288	(4)	$11.8707	50,269,156	(5)
Equity compensation plans not approved by shareholders(3)	498,786		$10.8827	0
Total	42,907,074		$11.8590	50,269,156

(1)	In connection with the spin-off of Avaya by Lucent on September 30, 2000, Avaya assumed certain stock options granted to Avaya employees through Lucent plans, pursuant to which such stock options are exercisable for 7,205,857 shares of Avaya Common Stock. These options have a weighted average exercise price of $25.8315 per share. In addition to options, there is an aggregate of 530,803 shares of Common Stock underlying stock awards that have vested the receipt of which has been deferred. No further awards will be made under these assumed plans. Statistics regarding the assumed options and deferred shares are not included in the above table.

(2)	In February 2001, the Company acquired VPNet Technologies, Inc. and assumed stock options under the VPNet Technologies, Inc. 1996 Stock Option Plan pursuant to which such stock options are exercisable for 107,353 shares of Avaya Common Stock. These options have a weighted average exercise price of $7.2702 per share. No further awards will be made under the VPNet plan. Statistics regarding the assumed options are not included in the above table.

(3)	This figure reflects discretionary grants made prior to January 1, 2003 to non-employee Directors of the Company under individual agreements not pursuant to a stock option plan of the Company. These grants were made to attract and retain qualified persons who are not employees of the Company for service as members of the Board of Directors by providing such members with an interest in the Company’s success and progress. The awards are ten-year term non-qualified options to purchase Common Stock. The price of the options is the fair market value on the date the options are granted. The options became exercisable six months from the date of grant.

(4)	This amount includes an aggregate of 928,499 shares of Common Stock the receipt of which has been deferred under the terms of the Avaya Inc. Deferred Compensation Plan. Since the shares have no exercise price, they have been excluded from the weighted average calculations in column (b).

(5)	This amount includes an aggregate of 3,707,821 shares representing outstanding restricted stock unit awards vesting through 2008 and 25,760,236 shares remaining available for purchase under the 2003 Employee Stock Purchase Plan.

PENSION PLANS

Upon Avaya’s spin-off from Lucent, Avaya adopted a non-contributory pension plan, known as the Avaya Inc. Pension Plan for Salaried Employees (“APPSE”), which covers salaried employees, including executives. Additionally, at that time, Avaya adopted a non-contributory supplemental pension plan. Both plans essentially replicated Lucent pension plans for management employees. In September 2003, Avaya announced that, effective December 31, 2003, the pension benefit accruals provided under the APPSE would be frozen. Additionally, corresponding changes to the supplemental pension plan and the Avaya Inc. Savings Plan for Salaried Employees (“ASPSE”) also were made. The following is a summary description of the terms of the APPSE and the supplemental pension plan, in each case as modified in accordance with the announcement made in September 2003.

Participants who were employed by Lucent as of the date of the spin-off were given full credit under the APPSE for service and compensation accrued prior to the separation from Lucent under the Lucent pension plan. The APPSE was established on October 1, 2000 and it has two separate programs, the Service Based Program and Account Balance Program.

For former Lucent employees hired prior to 1999, the Service Based Program provides for annual pensions computed on a modified career average pay such that a participant’s benefit is equal to:

•	1.4% of the participant’s average annual pension eligible pay for the five years ending December 31, 1998, excluding the annual bonus award paid in December 1997, times the number of years of service prior to January 1, 1999; plus

•	1.4% of the participant’s pension eligible pay from January 1, 1999 through December 31, 2003 including the annual bonus award paid in December 1997.

Participants must be at least age 55 with at least 15 years of service to become eligible for a service pension under the APPSE. Furthermore, if the sum of the participant’s age and service is not at least equal to 80 years, a 3% reduction per year will be applied to the pension amount. After December 31, 2003, the participant’s age and service will continue to count toward meeting this eligibility and, as applicable, reduce or eliminate the discount. However, the pension benefit will be the frozen amount accrued as of December 31, 2003.

The Account Balance Program was established generally for employees hired on or after January 1, 1999, including former Lucent employees hired after that date who transferred to the Company at the spin-off. The Account Balance Program is a cash balance pension plan, which adds age-based pay credits and interest credits to a participant’s account annually. The age-based pay credits range from 3% to 10%. Interest credits are determined annually and will be no less than 4%, but no greater than 10%. The final age-based pay credit was made on January 1, 2004 for plan year 2003. Because accrued benefits have been frozen, no further pay credits will be made to a participant’s account. Interest credits, however, will continue to be made every December 31. No new employees hired after December 31, 2003 will participate in the APPSE.

Pension amounts under the APPSE are not subject to reductions for Social Security benefits or other offset amounts. Average annual pay includes base salary and certain pension-eligible bonus awards. However, federal laws place limitations on compensation amounts that may be included under the APPSE.

Pension amounts based on the pension plan formula, which exceed the applicable Code limitations with respect to qualified plans, are paid under the non-qualified supplemental pension plan. Compensation amounts that exceed the applicable federal limitations, including amounts related to bonus awards, are taken into account under our non-qualified supplemental pension plan. This plan is a non-contributory plan, and uses the same formula and eligibility rules as the APPSE to provide supplemental pension benefits to salaried employees, including Avaya executives.

Aside from paying pension benefits above the applicable Code limitations as accrued up to December 31, 2003, the non-qualified supplemental pension plan had a minimum pension benefit provision that was eliminated effective December 31, 2003. Additionally, the mid-career provision of the non-qualified supplemental pension plan, which also was part of the plan created at the spin-off and which provided for certain benefits based on factors including date of hire and job levels at date of hire and termination, was frozen as of December 31, 2003. As of September 30, 2005, the estimated annual frozen pension benefits payable upon retirement at normal retirement age (65) for each of the executive officers listed in the Summary Compensation Table was as follows:

Name	Age 65 Annuity
Donald K. Peterson	$242,762
Garry K. McGuire	$30,962
Michael C. Thurk	$17,038
Louis J. D’Ambrosio	$9,969
Francis M. Scricco*	—

*	Mr. Scricco joined the Company on March 29, 2004 and, as a result, is not eligible for pension benefits upon his retirement.

In connection with the changes made to the APPSE and the supplemental pension plan, Avaya enhanced the ASPSE and created the Avaya Inc. Savings Restoration Plan (“ASRP”), in which all executive officers and certain other employees whose compensation exceeds the limits described below, are eligible to participate. The ASRP is an unfunded non-qualified deferred compensation plan designed to restore contribution opportunities lost under the ASPSE as a result of Code limits, and it was implemented when pension benefits were frozen effective December 31, 2003. The ASRP provides that executives will be able to defer and receive company allocations that cannot be received under the ASPSE due to limitations imposed by the Code. For information on amounts allocated to the accounts of our executive officers, including the CEO, under the ASRP, please see “—Summary Compensation Table” below.

It is anticipated that some of our non-qualified executive benefit plans, including the supplemental pension plan and the ASRP, will be supported by a benefits protection trust, the assets of which will be subject to the claims of our creditors. In the event of a change in control or a potential change in control of Avaya, certain additional funds might be required to be contributed to such trust to support benefits under such plans.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT
AND CHANGE IN CONTROL ARRANGEMENTS

Employment Agreements

None of Avaya’s executive officers, including the CEO, has an employment agreement with the Company or any of its subsidiaries.

Change in Control Arrangements

Incentive Plans

Avaya Inc. 2004 Long Term Incentive Plan

The Avaya Inc. 2004 Long Term Incentive Plan generally provides that, unless our Compensation Committee determines otherwise at the time of grant with respect to a particular award, in the event of a “change in control”: (i) any options and stock appreciation rights outstanding as of the date the change in control is determined to have occurred will become fully exercisable and vested, (ii) the restrictions and deferral limitations applicable to any restricted stock awards will lapse and (iii) the restrictions and deferral limitations and other conditions applicable to any other stock unit awards or any other awards will lapse, and such other stock unit awards or other awards will become free of all restrictions, limitations or conditions and become fully vested and transferable. In addition, if a “change in control” occurs or is to occur during a performance period, the Compensation Committee shall determine the extent to which performance awards shall vest or shall be adjusted in light of such change in control.

The plan defines “change in control” to mean, generally: (i) an acquisition by any individual, entity or group (other than an acquisition directly from Avaya) of beneficial ownership of 50% or more of either the then outstanding shares of our Common Stock or the combined voting power of our then outstanding voting securities entitled to vote generally in the election of Directors; (ii) a change in the composition of a majority of our Board of Directors which is not supported by our current Board of Directors; (iii) subject to certain exceptions, the approval by the shareholders of a merger, reorganization or consolidation or sale or other disposition of all or substantially all of our assets of or, if consummation of such corporate transaction is subject, at the time of such approval by shareholders, to the consent of any government or governmental agency, the obtaining of such consent either explicitly or implicitly by consummation; or (iv) the approval of the shareholders of our complete liquidation or dissolution.

Avaya Inc. Deferred Compensation Plan

With respect to deferrals made prior to January 1, 2005, unless a contrary advance election is made, amounts deferred under the Avaya Inc. Deferred Compensation Plan will be paid in a lump sum as soon as practicable following a change in control. With respect to those deferrals, the definition of “change in control” under the Deferred Compensation Plan is substantially similar to the definition used for the Avaya Inc. 2004 Long Term Incentive Plan, but the change in control trigger under the Deferred Compensation Plan is 20% as opposed to 50%. See “—Avaya Inc. 2004 Long Term Incentive Plan” above. With respect to deferrals made on or after January 1, 2005, amounts deferred under the Avaya Inc. Deferred Compensation Plan will be paid in a lump sum as soon as practical following a change in control. With respect to those deferrals, the definition of “change in control” will comply with the definition promulgated by the Internal Revenue Service pursuant to Section 409A of the Code.

Avaya Inc. Savings Restoration Plan

As described under “—Pension Plans” above, the ASRP provides certain eligible employees, including the executive officers named in the Summary Compensation Table, certain benefits otherwise limited under the ASPSE as a result of limitations under the Code. The plan provides that certain allocations made pursuant to the plan will be paid following a “change in control.” The definition of “change in control” for the purposes of the ASRP is substantially similar to the definition used for the Avaya Inc. 2004 Long Term Incentive Plan. See “—Avaya Inc. 2004 Long Term Incentive Plan” above.

Severance Agreements

Effective September 1, 2004, each of Messrs. Peterson, McGuire, Thurk, D’Ambrosio and Scricco entered into agreements providing for certain severance benefits in the event of the termination of the employment of such executive officer following a change in control. These agreements replaced prior agreements with each of those executives following an annual review conducted by our Board of Directors. Under each agreement, severance is payable upon a company-initiated termination or a termination initiated by the applicable executive officer with good reason within two years following a change in control. The definition of “good reason” includes a reduction in that executive officer’s compensation, substantial change in that executive officer’s work location or the assignment of additional duties inconsistent in any material respect with, or materially greater in scope than, that executive officer’s duties and responsibilities immediately prior to such change in control without an appropriate increase in targeted compensation. The definition of change in control is substantially similar to the definition used for the purposes of the Avaya Inc. 2004 Long Term Incentive Plan. See “—Incentive Plans—Avaya Inc. 2004 Long Term Incentive Plan” above.

Under his agreement, Mr. Peterson is entitled to a severance benefit equal to three times the sum of his annual base salary and target bonus. By way of example, using his fiscal 2005 compensation figures, Mr. Peterson would have been entitled to a maximum payment of $6,345,000, had the change in control provision of his severance agreement been triggered in fiscal 2005. The agreements for each of the other executive officers identified provide that they shall be entitled to two times the sum of their respective annual base salaries and target bonuses. By way of example, using their fiscal 2005 compensation figures, those executive officers would have been entitled to maximum payouts ranging from $1,739,000 to $1,757,500 had the change in control provisions of their severance agreements been triggered in fiscal 2005. In addition, these executive officers are entitled to continuation of medical and life insurance and a pension enhancement payment for the period of severance. The Company will also generally pay to these executive officers an amount covering any excise tax on these benefits.

Each of these agreements has a term of one year and renews automatically each year thereafter unless terminated by our Board of Directors. The Compensation Committee annually reviews these agreements and makes a recommendation to our Board as to whether or not these agreements should be continued.

Involuntary Separation Plan

The Avaya Involuntary Separation Plan for Senior Officers, effective October 13, 2001, is designed to provide a specific payment and certain benefit enhancements to eligible “Senior Officers” of Avaya and its affiliated companies and subsidiaries in the event that their employment is involuntarily terminated under certain conditions. Eligible “Senior Officers” include all senior officers who report directly to the CEO, including Messrs. McGuire, Thurk, D’Ambrosio and Scricco, who are designated “At Risk” under the Avaya Force Management Program Guidelines. The CEO is not included as a participant in this plan. A Senior Officer is “At Risk” if there is a company initiated termination other than for “cause,” which is defined as: (i) conviction (including a plea of guilty or nolo contendere) of a felony or any crime of theft, dishonesty or moral turpitude, (ii) gross omission or gross dereliction of any statutory or common law duty of loyalty to Avaya or (iii) any other violation of Avaya’s Code of Conduct. “At Risk” does not include any termination that is caused by or results from a change in control of Avaya, and, as a result, this plan does not apply where one of the agreements listed under “—Severance Agreements” above is triggered. In the event that a Senior Officer is involuntarily terminated by the Company other than for “cause,” that Senior Officer is entitled to receive under the plan, upon executing a termination agreement and release, 150% of his final annual base salary, along with certain other benefits to continue for a period of time post-closing, including, but not limited to, certain medical benefits, financial counseling and outplacement services.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Mr. Landy has been a managing member of Warburg Pincus LLC since October 2002 and has been co-president of Warburg Pincus LLC since April 2002. From September 2000 to April 2002, Mr. Landy served as an executive managing director of Warburg Pincus LLC. Mr. Landy has been with Warburg Pincus LLC since 1985. Mr. Landy was nominated for election to our Board by the Warburg Pincus Entities in connection with the transactions described under “Corporate Governance and Related Matters—Certain Relationships and Related Party Transactions.” Mr. Landy may be entitled to indemnification by affiliates of the Warburg Pincus Entities against certain liabilities that he may incur as a result of serving as a Director of Avaya.

During a portion of fiscal 2005, Mr. Peterson served on the board of directors of Reynolds and Reynolds. During fiscal 2005, Reynolds and Reynolds was invoiced approximately $510,000 by the Company for maintenance of certain equipment and software under service agreements and for the continuation of other communications-related services for that company’s facilities. Mr. Odeen, who is Chairman of Avaya’s Compensation Committee and Chairman of Reynolds and Reynolds, served as the Interim Chief Executive Officer of Reynolds and Reynolds from July 2004 through January 2005. Mr. Odeen no longer holds that interim position and Mr. Peterson no longer serves as a director of Reynolds and Reynolds.

SUMMARY COMPENSATION TABLE

The following table sets forth the compensation paid by us for services rendered in all capacities during the fiscal year ended September 30, 2005 to our Chief Executive Officer and our other four most highly compensated executive officers.

		Annual Compensation					Long-term Compensation Awards
							Awards
	Year	Salary ($)	Bonus ($)		Other Annual Compensation ($)		Restricted Stock Award(s) ($)		Securities Underlying Options (#)	All Other Compensation ($)
Donald K. Peterson,	2005	940,000	—		109,550	(4)	—	(5)	350,000	190,187	(8)(9)
Chairman of the Board	2004	940,000	2,100,400		75,909	(4)	—		—	49,106	(8)(9)
and Chief Executive	2003	940,000	1,032,000		80,384	(4)	442,000	(7)	1,400,000	15,131	(8)(9)(10)
Officer

Garry K. McGuire,	2005	470,000	—		53,787	(4)	—	(5)	115,000	72,812	(8)(9)
Chief Financial Officer and	2004	466,667	657,000		46,729	(4)	—		125,000	125,729	(8)(9)(11)
Senior Vice President—	2003	450,000	359,000		42,953	(4)	1,430,000	(7)	900,000	8,810	(8)(9)
Corporate Development

Michael C. Thurk,	2005	475,000	—		37,522	(4)	—	(5)	115,000	70,185	(8)(9)
Senior Vice President	2004	475,000	664,000		32,284	(4)	—		125,000	22,985	(8)(9)
and President—Global	2003	466,667	364,000		39,622	(4)	1,430,000	(7)	1,000,000	5,906	(8)(9)
Communications Solutions

Louis J. D’Ambrosio,	2005	475,000	—		37,732	(4)	—	(5)	115,000	32,254	(8)(9)
Senior Vice President and	2004	475,000	664,000		37,659	(4)	—		125,000	39,240	(8)(9)(12)
President—Global Sales	2003	374,242	828,000	(2)	34,259	(4)	1,350,000	(7)	1,000,000	315,627	(8)(9)(12)
and Marketing

Francis M. Scricco,	2005	475,000	—		119,259	(4)	—	(5)	115,000	67,047	(8)(9)
Senior Vice President and	2004	242,663	827,400	(3)	40,733	(4)	1,558,000	(6)	700,000	16,584	(8)(9)
President—Avaya Global	2003	—	—		—		—		—	—
Services (1)

(1)	Mr. Scricco commenced services with Avaya on March 29, 2004.

(2)	Includes a payment of $460,000 made pursuant to Mr. D’Ambrosio’s offer of employment.

(3)	Includes a payment of $250,000 made pursuant to Mr. Scricco’s offer of employment.

(4)	The executive officers named above receive various perquisites provided by or paid for by the Company pursuant to Company policies. SEC rules require disclosure of perquisites and other personal benefits, securities or property for a named executive officer unless the aggregate amount of that type of compensation is the lesser of either $50,000 or 10% of the total annual salary and bonus reported for that named executive officer. SEC rules also require the Company to disclose, via footnote or otherwise, each perquisite or other personal benefit exceeding 25% of the total perquisites and other personal benefits reported for a named executive officer. However, in an effort to promote transparency in disclosure, the Company has provided perquisite information regardless of whether or not those thresholds have been met.

Perquisites received may include financial counseling services, personal use of the Company aircraft, automobile allowances, home security monitoring and power backup systems, personal use of company automobiles and certain temporary housing expenses. Amounts shown for all perquisites other than automobile allowances and personal use of Company automobiles include gross up payments equal to the taxes payable on those perquisites.

Perquisites received are as follows:

	Year	Financial Counseling Services ($)	Personal Use of Company Aircraft (a) ($)	Automobile Allowance ($)	Home Security ($)	Personal Use of Company Automobiles ($)	Other ($)
Donald K. Peterson	2005	30,000	55,870	16,800	3,185	3,695	—
	2004	30,000	23,381	16,800	3,223	1,701	804	(b)
	2003	30,000	17,065	16,800	2,887	1,330	12,302	(b)

Garry K. McGuire	2005	20,000	9,502	16,800	2,936	4,549	—
	2004	20,000	—	16,800	5,433	4,496	—
	2003	18,146	3,327	16,800	2,627	2,053	—

Michael C. Thurk	2005	16,216	4,242	16,800	—	264	—
	2004	15,215	—	16,800	—	269	—
	2003	19,895	2,918	16,800	—	9	—

Louis J. D’Ambrosio	2005	20,000	—	16,800	—	932	—
	2004	20,000	—	16,800	—	859	—
	2003	20,000	—	14,000	—	259	—

Francis M. Scricco	2005	20,000	2,188	16,800	—	1,067	79,204	(c)
	2004	6,296	835	9,800	—	4,097	19,705	(c)
	2003	—	—	—	—	—	—

(a)	The Company does not require executive officers to use the corporate aircraft for their personal travel. In this regard, the Board of Directors has established an annual cap on the number of hours that the corporate aircraft may be used by its executive officers for personal use at 50 hours of actual flight time for Mr. Peterson and 50 hours in the aggregate of actual flight time for the other executive officers. Personal use of the company aircraft by the CEO and the Company’s other executive officers, including the named executive officers, during fiscal 2005, 2004 and 2003 represented approximately 4%, 1% and 1%, respectively, of the total flight time during each of those years.

Values indicated reflect the incremental cost to the Company. Incremental cost is calculated based on the average cost of fuel, maintenance, engine insurance, handling and landing fees, contract personnel, and other travel and living expenses. Since the corporate aircraft are used primarily for business purposes, the values exclude fixed costs which do not change based on usage, such as the cost to lease the aircraft and pilots’ and other employees’ salaries, benefits and training.

(b)	Represents payments of above-market interest on deferred compensation payable with respect to deferred compensation accounts that were assumed by Avaya in connection with the spin-off from Lucent, which accounts have since been distributed.

(c)	Represents temporary housing for Mr. Scricco.

(5)	The total number of restricted stock units held by Messrs. Peterson, McGuire, Thurk, D’Ambrosio and Scricco on September 30, 2005 was 120,000, 79,167, 79,167, 166,667, and 100,000, respectively. The value of these restricted stock unit holdings on that date was $1,236,000, $815,420, $815,420, $1,716,670, and $1,030,000, respectively, based upon the closing price of Avaya Common Stock on the NYSE on September 30, 2005, which was $10.30 per share.

(6)	Amounts for 2004 are calculated based upon the receipt by Mr. Scricco of an inaugural grant of 100,000 restricted stock units on March 29, 2004 at the closing price of $15.58. Mr. Scricco is not entitled to receive dividends on these restricted stock units.

(7)	Amounts for 2003 are calculated based upon 200,000 restricted stock unit grants to Mr. Peterson on November 8, 2002 at the closing price of $2.21; 200,000 restricted stock units to Mr. McGuire on July 8, 2003 at the closing price of $7.15; 200,000 restricted stock units granted to Mr. Thurk on July 8, 2003 at a closing price of $7.15 and 500,000 restricted stock units granted to Mr. D’Ambrosio on December 18, 2002 at a closing price of $2.70. Holders of these restricted stock units are not entitled to receive dividends on their restricted stock units.

(8)	In 2005, company contributions to the qualified savings plan and allocations to accounts under the ASRP for Messrs. Peterson, McGuire, Thurk, D’Ambrosio and Scricco totaled approximately $182,424, $67,620, $67,290, $31,180 and $63,144, respectively. In 2004, company contributions to the qualified savings plan and allocations to accounts under the ASRP for Messrs. Peterson, McGuire, Thurk, D’Ambrosio and Scricco totaled approximately $42,300, $21,150, $20,350, $15,325 and $14,560, respectively. For additional information on the ASRP, please see “—Pension Plans” above. In 2003, company contributions to qualified savings plans for Messrs. Peterson, McGuire, Thurk and D’Ambrosio totaled approximately $3,790, $4,604, $3,510 and $1,906, respectively. The ASRP was not implemented until 2004.

(9)	Includes $7,763, $5,192, $2,895, $1,074 and $3,903 for insurance premiums paid on behalf of each of Messrs. Peterson, McGuire, Thurk, D’Ambrosio and Scricco, respectively, for 2005. Includes $6,806, $4,579, $2,635, $971 and $2,024 for insurance premiums paid on behalf of each of Messrs. Peterson, McGuire, Thurk, D’Ambrosio and Scricco, respectively, for 2004. Includes $6,266, $4,206, $2,396 and $809 for insurance premiums paid on behalf of each of Messrs. Peterson, McGuire, Thurk and D’Ambrosio, respectively, for 2003.

(10)	For 2003 this amount includes a total of $5,075 of interest earned on the special deferred compensation account established in connection with an employment agreement with Mr. Peterson that had been assumed by Avaya. The employment agreement, which was entered into by Mr. Peterson and AT&T in 1995, and subsequently assumed by Lucent, required Lucent to establish a special deferred compensation account in the amount of $190,000. In connection with our separation from Lucent, we assumed Lucent’s obligations under the agreement. Mr. Peterson elected to receive a distribution of funds from this account and the account was closed on November 4, 2002.

(11)	Includes a $100,000 “spot” award to Mr. McGuire for performance during fiscal 2004.

(12)	Includes $22,944 and $312,912 for relocation payments for Mr. D’Ambrosio in 2004 and 2003, respectively, including the appropriate tax gross-up.

LONG-TERM INCENTIVE PLANS—AWARDS IN FISCAL 2005

			Estimated Future Payouts Under Non-Stock-Price-Based Plans
Name	Number of Shares, Units or Other Rights (1)	Performance or Other Period Until Maturation or Payout	Threshold (#)	Target (#)	Maximum (#)
Donald K. Peterson	120,000	10/1/2004 – 9/30/2007	60,000	120,000	180,000
Garry K. McGuire	40,000	10/1/2004 – 9/30/2007	20,000	40,000	60,000
Michael C. Thurk	40,000	10/1/2004 – 9/30/2007	20,000	40,000	60,000
Louis J. D’Ambrosio	40,000	10/1/2004 – 9/30/2007	20,000	40,000	60,000
Francis M. Scricco	40,000	10/1/2004 – 9/30/2007	20,000	40,000	60,000

(1)	Represents grants of restricted stock units during fiscal 2005 made under the Avaya Inc. Long Term Incentive Plan. The restricted stock units are performance-vesting with a one-year EPS target for fiscal 2007. The percentage of restricted stock units that may vest will vary depending upon the actual EPS calculated for fiscal 2007, subject to a minimum target below which no restricted stock units will vest. If a cumulative three-year EPS target for fiscal 2005, 2006 and 2007 is not achieved, then all of these restricted stock units will be forfeited and cancelled.

OPTION GRANTS IN FISCAL 2005

The following table sets forth information concerning individual grants of stock options made under the Avaya Inc. 2004 Long Term Incentive Plan during fiscal 2005 to each of the executive officers listed in the Summary Compensation Table.

	Individual Grants
					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term($)(2)
Name	Number of Securities Underlying Options Granted(1) (#)	% of Total Options Granted to Employees During Fiscal 2005	Exercise or Base Price ($/SH)	Expiration Date	5%	10%
Donald K. Peterson	350,000	4.9	15.895	11/10/2011	2,326,362	5,363,207
Garry K. McGuire	115,000	1.6	15.895	11/10/2011	764,376	1,762,197
Michael C. Thurk	115,000	1.6	15.895	11/10/2011	764,376	1,762,197
Louis J. D’Ambrosio	115,000	1.6	15.895	11/10/2011	764,376	1,762,197
Francis M. Scricco	115,000	1.6	15.895	11/10/2011	764,376	1,762,197

(1)	In July 2005, the Board of Directors of the Company determined to accelerate the vesting of certain outstanding stock options exercisable for our Common Stock. Based on that action, all stock options outstanding as of July 26, 2005 (the “Effective Date”) having an exercise price equal to or greater than $13.00 (including the stock options indicated) became fully vested as of the Effective Date. This action was taken to minimize the impact of accounting standard SFAS 123(R) on future expense. Aside from the acceleration of the vesting date, the terms and conditions of the stock option award agreements governing the underlying stock option grants remain unchanged.

(2)	The potential realizable value uses the hypothetical rates specified by the Securities and Exchange Commission and is not intended to forecast future appreciation, if any, of Common Stock price.

AGGREGATE OPTION EXERCISES IN FISCAL 2005
AND VALUES AS OF SEPTEMBER 30, 2005

The following table sets forth information concerning each exercise of stock options during fiscal 2005 by each of the executive officers listed in the Summary Compensation Table and the value of unexercised options as of September 30, 2005.

			Number of Securities Underlying Unexercised Options (#)		Value of Unexercised In-the-Money Options ($)(1)
Name	Shares Acquired On Exercise (#)	Value Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Donald K. Peterson	100,000	1,116,455	5,291,883	420,833	7,916,069	3,057,081
Garry K. McGuire	140,000	1,731,574	1,567,500	262,500	2,612,250	1,916,250
Michael C. Thurk	70,833	769,207	824,722	291,667	2,311,644	2,129,169
Louis J. D’Ambrosio	140,000	1,652,600	687,500	312,500	3,405,475	2,378,125
Francis M. Scricco	—	—	815,000	—	—	—

(1)	Calculated using the fair market value of a share of Avaya Common Stock on September 30, 2005, which was $10.30 per share.

By Order of the Board of Directors

Pamela F. Craven
Secretary

Basking Ridge, New Jersey
December 21, 2005

C/O PROXY SERVICES P.O. BOX 9112 FARMINGDALE, NY 11735
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and to sign up for electronic delivery of information up until 11:59 p.m. Eastern Standard Time on February 9, 2006. Have your proxy card in hand when you access the web site and follow the instructions provided.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Standard Time on February 9, 2006. Have your proxy card in hand when you call and follow the instructions provided.
VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Avaya Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.
ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Avaya Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote these shares using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	AVYIN1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends a vote FOR Items 1 and 2.		For All	Withhold All	For All Except:	To withhold authority to vote for any individual nominee, write the number of the nominee below.

1.	Directors' Proposal - Election of Class 2 Directors:
	01) Bruce R. Bond 02) Ronald L. Zarrella	☐	☐	☐

		For	Against	Abstain
2.	Directors' Proposal - Ratification of Selection of PricewaterhouseCoopers LLP as Independent Auditors for fiscal 2006	☐	☐	☐

Note:	With respect to other matters that properly come before the meeting, this proxy will be voted in the discretion of the named proxies and as disclosed under the section entitled "How does the Board recommend that I vote?" on page II-3 of the Proxy
Statement.

Please sign exactly as name appears on proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

For address changes, please check this box and write them on the back where indicated	☐

Please indicate if you plan to attend this meeting	☐	☐

	Yes	No

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ADMISSION TICKET

AVAYA INC.
2006 ANNUAL MEETING OF SHAREHOLDERS
Friday, February 10, 2006
10:30 a.m. Eastern Standard Time
University of Miami
Storer Auditorium
5250 University Drive
Coral Gables, Florida 33146

This admission ticket admits only the named shareholder.

The Storer Auditorium is located in the School of Business Complex at the University of Miami.

Directions to the Storer Auditorium:

From the North	From the West
• • • • •	Take I-95 South to Coral Gables (I-95 merges into U.S. Highway #1)
Take U.S. Highway 1 to Stanford Drive, turn right
Cross Ponce de Leon Boulevard by going straight through traffic light
The School of Business complex is located at the end of Stanford
Drive at the circle (right-hand-side)
Follow signs for parking for the Avaya 2006 Annual Meeting	• • • • • •	Take SR 826 (Palmetto Expressway) to Miller Street (S.W. 56th Street)
exit
Take Miller Road and turn right onto San Amaro Drive
Follow San Amaro Drive to Ponce de Leon intersection and make a left
Take Ponce de Leon (1/2 mile) and turn left onto Stanford Drive
The School of Business complex is located at the end of Stanford
Drive at the circle (right-hand-side)
Follow signs for parking for the Avaya 2006 Annual Meeting

From the South
• • • • •	Take U.S. Highway 1 north to Stanford Drive
Turn left onto Stanford Drive
Cross Ponce de Leon Boulevard by going straight through traffic light
The School of Business complex is located at the end of Stanford
Drive at the circle (right-hand-side)
Follow signs for parking for the Avaya 2006 Annual Meeting

Note: If you plan on attending the Annual Meeting in person, please bring, in addition to this Admission Ticket, a proper form of identification. The use of video or still photography at the Annual Meeting is not permitted, and no cans, coolers or bottles are permitted inside the Annual Meeting. For the safety of attendees, all bags, packages and briefcases are subject to inspection. Your compliance is appreciated.

211 Mt. Airy Road                                                                                                                                                                                                   Proxy
Basking Ridge, New Jersey 07920

This proxy is solicited by the Board of Directors for use at the 2006 Annual Meeting of Shareholders to be held on Friday, February 10, 2006.

The shares of Common Stock you hold will be voted as you specify.

By signing this proxy, you revoke all prior proxies and appoint Donald K. Peterson, Garry K. McGuire and Amarnath K. Pai, each of them with full power of substitution, to vote these shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

If shares of Common Stock are issued to or held for your account under any employee savings plan, then by signing this proxy you hereby direct the trustee or other fiduciary of such plan to vote these shares of Common Stock in such plan in your name and/or account in accordance with the instructions given herein, including the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ITEMS 1 AND 2.

Address Changes:

(If you noted any address changes above, please mark corresponding box on other side.)

Please complete and date this proxy on the reverse side and return it promptly in the accompanying envelope.